Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF RAIN THERAPEUTICS INC.

Rain Therapeutics Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1. The current name of the Corporation is Rain Therapeutics Inc., and the Corporation was originally incorporated pursuant to the General Corporation Law on April 6, 2017.

2. The Corporation’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on April 27, 2021.

3. The Board of Directors of the Corporation duly adopted resolutions pursuant to Section 242 of the General Corporation Law approving this Amendment of the Amended and Restated Certificate of Incorporation, which resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED, that Article I of the Amended and Restated Certificate of Incorporation be amended to read in its entirety as follows:

“The name of this corporation is Rain Oncology Inc. (the “Corporation”).”

4. This Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

5. This Certificate of Amendment shall become effective on December 30, 2022 at 12:00 a.m. Eastern Time.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of this Corporation on this 22nd day of December, 2022.

By:	/s/ Avanish Vellanki
Avanish Vellanki
Chief Executive Officer